Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS

August 4, 2026	OTCQB: FTCO

FORTITUDE GOLD REPORTS SECOND QUARTER 2026 FINANCIAL RESULTS

COLORADO SPRINGS – August 4, 2026 - Fortitude Gold Corporation (OTCQB: FTCO) (the “Company”) today reported its second quarter 2026 results including $8.2 million net sales, $4.7 million in exploration expense, $0.8 million cash dividends to shareholders, $5.4 million mine gross profit, and a cash balance at June 30, 2026, of $13.5 million. The Company recorded net income of $0.6 million, or $0.02 per share during the quarter and confirmed its previously announced preliminary 2026 second quarter production of 2,133 gold ounces. Fortitude Gold is a gold producer, developer, and explorer with operations in Nevada, U.S.A. offering investors exposure to both gold production and substantial dividend yield.

Second Quarter 2026 Financial Results and Highlights

•2,133 gold ounces produced, an increase of 210% from the first quarter of 2026
•Net income of $0.6 million, or $0.02 per share
•Completed a $5.5 million Private Placement
•Connected to grid power
•$8.2 million net sales
•$13.5 million cash balance at June 30, 2026
•$35.4 million working capital at June 30, 2026
•$5.4 million mine gross profit
•$4.7 million exploration expenditures
•$1,200 total cash cost after by-product credits per gold ounce sold for the Isabella Pearl Mine
•$2,549 per ounce total all-in sustaining cost for the Isabella Pearl Mine
•$1,326 total cash cost after by-product credits per gold ounce sold for the County Line Mine
•$1,886 per ounce total all-in sustaining cost for the County Line Mine
•$0.8 million dividends paid
•611 ounces of gold rounds/bullion held at June 30, 2026

* The calculation of our cash cost and all-in sustaining cost per ounce contained in this press release is a non-GAAP financial measure. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s recently filed Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

During the second quarter, Fortitude Gold produced a total of 2,133 ounces of gold.  At the Isabella Pearl Mine, Fortitude Gold sold 1,020 gold ounces at a total cash cost of $1,200 per ounce (after by-product credits) and an all-in-sustaining-cost per ounce of $2,549.  Sales from the County Line Mine included 775 gold ounces at a total cash cost of $1,326 per ounce (after by-product credits) and an all-in-sustaining-cost per ounce of $1,886.  Realized metal prices during the quarter averaged over $4,500 per ounce gold (1).

The Company ramped mine operations at both Scarlet South and County Line, while continuing to mine the Isabella Pearl Deep mineralization.  Mineralization from these three mining areas is being delivered and placed on the Isabella Pearl heap leach pad for processing.  Over the next few quarters, the Company plans to continue extracting mineralization from Pearl Deep, while targeting a ramp up in tonnage throughput to help offset the lower gold grades from Scarlet South and the County Line’s East pit. The Company has begun the County Line main pit waste rock layback with completion anticipated in 2027, dependent on final mine sequencing of Pearl Deep and Scarlet South. Upon completion of the County Line pit layback, the Company expects to gain access to approximately 40,000 ounces of high-grade gold mineralization.

The Company announced the closing of a $5.5 million Private Placement, selling 1.15 million unregistered shares of its common stock at $4.82 per share.  The proceeds of the private placement are primarily targeted to accelerate an expansion to the Isabella Pearl heap leach pad.

Federal and state permitting efforts continued at Company’s Golden Mile property, where the Company is moving forward to construct a standalone mine and heap leach pad processing facility targeted for 2027 development.  The Company is also permitting an increase in exploration acreage at both the East Camp Douglas Joint Venture and Isabella Pearl properties, as well as permitting an open pit mine at Scarlet North located just north of the Isabella Pearl’s heap leach pad.

“We are pleased with the second quarter results,” stated Fortitude Gold CEO and President, Mr. Jason Reid. “Good progress was made on numerous fronts including production, exploration, and permitting.  In addition, we are excited to finally be connected to the power grid, where we are already seeing substantial monthly energy cost savings.”

The following Sales Statistics tables summarize certain information about our operations at our Isabella Pearl and County Line Mines for the periods indicated:

Isabella Pearl

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Metal sold
Gold (ozs.)	1,020	1,491	1,553	3,827
Silver (ozs.)	5,828	8,708	9,941	24,093
Average metal prices realized (1)
Gold ($per oz.)	4,515	3,287	4,584	3,027
Silver ($per oz.)	73.96	33.18	77.49	32.49
Precious metal gold equivalent ounces sold
Gold Ounces	1,020	1,491	1,553	3,827
Gold Equivalent Ounces from Silver	95	88	168	259
	1,115	1,579	1,721	4,086

Total cash cost before by-product credits per gold ounce sold	$1,621	$1,325	$1,633	$1,275
Total cash cost after by-product credits per gold ounce sold	$1,200	$1,131	$1,137	$1,070
Total all-in sustaining cost per gold ounce sold	$2,549	$1,452	$2,451	$1,461

County Line

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Metal sold
Gold (ozs.)	775	—	923	—
Silver (ozs.)	2,401	—	2,483	—
Average metal prices realized (1)
Gold ($per oz.)	4,591	—	4,617	—
Silver ($per oz.)	75.31	—	75.90	—
Precious metal gold equivalent ounces sold
Gold Ounces	775	—	923	—
Gold Equivalent Ounces from Silver	39	—	41	—
	814	—	964	—

Total cash cost before by-product credits per gold ounce sold	$1,560	$—	$1,557	$—
Total cash cost after by-product credits per gold ounce sold	$1,326	$—	$1,353	$—
Total all-in sustaining cost per gold ounce sold	$1,886	$—	$2,252	$—
(1)	Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

The following Production Statistics tables summarize certain information about our operations at our Isabella Pearl and County Line Mines for the periods indicated:

Isabella Pearl

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Mineralized material mined
Mineralized material (tonnes)	133,226	34,174	211,560	88,101
Gold grade (g/t)	0.52	0.33	0.57	0.45
Waste (tonnes)	508,602	474,654	1,027,035	1,022,723
Metal production (before payable metal deductions)(1)
Gold (ozs.)	1,228	1,500	1,763	3,280
Silver (ozs.)	6,153	8,819	9,819	20,226

County Line

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Mineralized material mined
Mineralized material (tonnes)	127,811	—	186,427	—
Gold grade (g/t)	0.41	—	0.60	—
Waste (tonnes)	75,185	—	78,047	—
Metal production (before payable metal deductions)(1)
Gold (ozs.)	905	—	1,058	—
Silver (ozs.)	2,712	—	3,068	—
(1)	The difference between what we report as “metal production” and “metal sold” is attributable to the difference between the quantities of metals contained in the doré we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes incidental to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in doré produced and sold.

See Accompanying Tables

The following information summarizes the results of operations for Fortitude Gold Corporation for the three and six months ended June 30, 2026 and 2025, its financial condition at June 30, 2026 and December 31, 2025, and its cash flows for the six months ended June 30, 2026 and 2025. The summary data as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025 is unaudited; the summary data as of December 31, 2025 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2025, but do not include the footnotes and other information that is included in the complete financial statements. Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of its cash cost before by-product credits per gold ounce sold, total cash cost after by-product credits per gold ounce sold and total all-in sustaining cost per gold ounce sold contained in this press release are non-GAAP financial measures. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

FORTITUDE GOLD CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,545	$4,656
Gold and silver rounds/bullion	3,031	3,336
Inventories	27,797	29,312
Prepaid taxes	450	450
Prepaid expenses and other current assets	1,185	867
Total current assets	46,008	38,621
Property, plant and mine development, net	41,555	46,213
Leach pad inventories	63,787	50,291
Other non-current assets	1,100	1,060
Total assets	$152,450	$136,185
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,798	$1,468
Finance lease liabilities, current	7,330	7,208
Other current liabilities	441	397
Total current liabilities	10,569	9,073
Finance lease liabilities, net of current portion	8,439	11,882
Asset retirement obligations	10,608	10,856
Total liabilities	29,616	31,811
Shareholders' equity:
Preferred stock - $0.01 par value, 20,000,000 shares authorized and nil outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock - $0.01 par value, 200,000,000 shares authorized and 28,590,128 shares outstanding at June 30, 2026 and 24,375,209 shares outstanding at December 31, 2025	287	244
Additional paid-in capital	124,416	106,882
Accumulated deficit	(5,418)	(2,752)
Fortitude shareholders' equity	119,285	104,374
Noncontrolling interest	3,549	—
Total shareholders' equity	122,834	104,374
Total liabilities and shareholders' equity	$152,450	$136,185

FORTITUDE GOLD CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except share and per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Sales, net	$8,203	$4,883	$11,403	$11,419
Mine cost of sales:
Production costs	2,223	1,668	2,966	3,931
Depreciation and amortization	559	561	804	1,448
Total mine cost of sales	2,782	2,229	3,770	5,379
Mine gross profit	5,421	2,654	7,633	6,040
Costs and expenses:
General and administrative expenses	1,210	1,273	3,416	2,549
Exploration expenses	4,650	1,321	6,326	2,703
Facilities and mine construction	108	—	291	—
Reclamation and remediation	648	40	672	91
Other expense (income), net	688	(942)	732	(1,514)
Total costs and expenses	7,304	1,692	11,437	3,829
(Loss) Income before income and mining taxes	(1,883)	962	(3,804)	2,211
Mining and income tax expense	—	113	—	113
Net (loss) income	$(1,883)	$849	(3,804)	2,098
Net loss attributable to noncontrolling interest	2,460	—	2,751	—
Net income (loss) attributable to Fortitude Shareholders	$577	$849	$(1,053)	$2,098

Net income (loss) per common share attributable to Fortitude Shareholders:
Basic	$0.02	$0.04	$(0.04)	$0.09
Diluted	$0.02	$0.03	$(0.04)	$0.09
Weighted average shares outstanding:
Basic	27,620,113	24,246,942	26,734,087	24,210,076
Diluted	27,963,713	24,371,883	26,734,087	24,454,235

FORTITUDE GOLD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in thousands, except share and per share amounts)

(Unaudited)

	Six months ended
	June 30,
	2026	2025
Cash flows from operating activities:
Net (loss) income	$(3,804)	$2,098
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation and amortization	925	1,564
Stock-based compensation	1,715	875
Reclamation and remediation accretion	602	91
Asset retirement obligation	210	—
Unrealized loss (gain) on gold and silver rounds/bullion	305	(484)
Gain on retirement of debt	—	(652)
Other operating adjustments	3	—
Changes in operating assets and liabilities:
Inventories	(8,552)	(6,787)
Prepaid expenses and other current assets	(317)	141
Other non-current assets	(40)	(97)
Accounts payable and other accrued liabilities	1,204	(889)
Income and mining taxes payable	—	(499)
Net cash used in operating activities	(7,749)	(4,639)

Cash flows from investing activities:
Capital expenditures	(1,222)	(943)
Other investing activities	—	1
Net cash used in investing activities	(1,222)	(942)

Cash flows from financing activities:
Dividends paid	(1,613)	(4,354)
Issuance of stock, net of issuance costs	17,198	—
Funding from noncontrolling interests	5,500	—
Repayment of finance leases	(3,225)	—
Net cash provided by (used in) financing activities	17,860	(4,354)

Net increase (decrease) in cash and cash equivalents	8,889	(9,935)
Cash and cash equivalents at beginning of period	4,656	27,082
Cash and cash equivalents at end of period	$13,545	$17,147

Supplemental Cash Flow Information
Interest expense paid	$441	$—
Income and mining taxes paid	$—	$612
Non-cash investing and financing activities:
Change in capital expenditures in accounts payable	$(467)	$15
Change in estimate for asset retirement costs	$1,060	$2,534

About Fortitude Gold Corp.:

Fortitude Gold is a U.S. based gold producer targeting projects with low operating costs, high margins, and strong returns on capital. The Company’s strategy is to grow organically, remain debt-free, and distribute dividends. The Company’s Nevada Mining Unit consists of eight high-grade gold properties.  Fortitude Gold owns 100% of its properties, with the exception of East Camp Douglas, which is held in a joint venture with Fortitude owning 60%.  The Isabella Pearl Project, which includes the Isabella Pearl and Scarlet South Mines, and County Line Project, which includes the County Line and East Pit Mines, are currently in production in Mineral and Nye Counties, Nevada. Nevada, U.S.A. is among the world’s premier mining friendly jurisdictions.

Cautionary Statements: This press release contains forward-looking statements that involve risks and uncertainties. If you are risk-averse you should NOT buy shares in Fortitude Gold Corp.  The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements.  Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy and future plans for production.  All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements.  Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  The Company's actual results could differ materially from those discussed in this press release.

Contact:
Greg Patterson
719-717-9825
greg.patterson@fortitudegold.com
www.Fortitudegold.com